Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-192635, 333-216365 and 333-236607) on Form S-8 and the Registration Statement (No. 333-213700) on Form S-3 of Xencor, Inc. of our reports dated February 24, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting of Xencor, Inc., appearing in this Annual Report on the Form 10-K of Xencor, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Los Angeles, California
February 24, 2022